Exhibit 99.3

GENERAL RELEASE

KNOW ALL MEN BY THESE PRESENTS:

     That Melvin Rothberg, an individual, and any executor, administrator, personal representative, successor, heir or assign (“First Party”), for and in consideration of the sum of Ten and no/100 Dollars ($10.00) and other valuable considerations, received from or on behalf of Viragen, Inc., a Delaware corporation, Viragen International, Inc., any affiliated companies thereof, and any present or former officers, directors, stockholders, employees, partners, agents and attorneys of said entities (collectively “Second Party”), the receipt whereof is hereby acknowledged;

(Wherever used herein, the terms “First Party” and “Second Party” shall include singular and plural, heirs, legal representatives, and assigns of individuals, and the successors and assigns of corporations.)

     HEREBY remises, releases, acquits, satisfies and forever discharges the said Second Party of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, whatsoever, in law or in equity, which said First Party ever had, hereafter can, shall or may have, against said Second Party, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of these presents, including, but not limited to, any claims and causes of action raised or which could have been raised in connection with the Second Party; provided, however, that this release shall not be applicable to the Agreement dated April 22, 2005 by and between Viragen, Inc. and Melvin Rothberg and all schedules, exhibits and supporting agreements in connection therewith (the “Agreement”).

     This Release is issued pursuant to the Agreement and shall be deemed executed in and construed according to the laws of the State of Florida.

     IN WITNESS WHEREOF, I have set my hand and seal this 22 day of April 2005.

/s/ Melvin Rothberg
MELVIN ROTHBERG

STATE OF FLORIDA	)
	)	SS:
COUNTY OF BROWARD	)

     The foregoing General Release was acknowledged before me this ___ day of ____________ 2005 by Melvin Rothberg. He is personally known to me or has produced _____________________ as identification and did/did not take an oath.

Notary Public: Sign ____________________________________ Print ____________________________________ State of Florida at Large (Seal) My Commission Expires: